Exhibit 33.1.
Change in Accounting Principles
March 27, 2007
Board of Directors
Diversified Thermal Solutions, Inc.
4126 Delp Street
Memphis, TN 38118
Note 1 of notes to consolidated financial statements of Diversified Thermal Solutions, Inc. included in its Form 10KSB for the year ended December 31, 2006 describes a change in the method of accounting for depreciation for all property, plant and equipment (“PP&E”). Effective January 1, 2006 the Company adopted the straight-line method of depreciation for all PP&E. Prior to January 1, 2006, PP&E was depreciated using principally the double declining balance method. You have advised us that you believe that the change is to a preferable method in your circumstances because the new method will more accurately reflect the Company’s financial results by better matching costs of property over the useful lives of these assets. In addition the new method more closely conforms with that prevalent in the industry.
There are no authoritative criteria for determining a preferable depreciation method based on the particular circumstances; however, we conclude that the change in the method of accounting for depreciating PP&E is to an acceptable alternative method which, based on your business judgment to make this change for the reason cited above, is preferable in your circumstances.
Very truly yours,
/s/ Coulter & Justus, P.C.
Knoxville, Tennessee

39